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                                DSET Corporation
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

[Graphic Omitted]                                                PRESS RELEASE
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                  DSET Reports Third Quarter Financial Results

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Shrewsbury,  NJ - November  13, 2002 - (Nasdaq:  DSET) - DSET  Corporation  (the
Company) today reported third quarter 2002 financial results.

For the quarter ended September 30, 2002, DSET reported total revenues of $1.4 million, as compared with $2.0 million in the third quarter of 2001.

Gross margins on revenues for the third quarter of 2002 were 28.8 percent versus
39.7 percent for the same quarter in 2001. The difference is attributable to lower revenues and approximately $200,000 of amortization of acquired technology in the merger with ISPsoft Inc in 2002. Gross margins for the current quarter, with this amortization expense excluded, were 43.1 percent

The net loss for the quarter was $1.6 million, or a loss of $0.30 per share on a basic and diluted basis, as compared with a net loss of $7.6 million, or $2.61 per share on a basic and diluted basis, for the quarter ended September 30, 2001. The weighted average number of basic and diluted common shares outstanding for the third quarter of 2002 was 5.1 million and the number of basic and diluted common shares for the third quarter of 2001 was 2.9 million. The primary difference in the number of shares between the third quarters of 2002 and 2001 is due to the 2.3 million shares issued in connection with the merger with ISPsoft on January 31, 2002.

The net loss for the third quarter of 2001 also included restructuring and other charges of $4.3 million, related to certain severance expenses and expenses related to the abandonment of leasehold improvements, excess computer and office equipment and excess furniture related to the reduction of staff and the closing of additional office space. The prior year quarter also included a charge for the impairment of goodwill of $311,000 related to certain of DSET's electronic bonding gateway business. There were no charges of this nature in the third quarter of 2002.

Revenues for the nine months ended September 30, 2002 were $4.1 million as compared to $8.0 million for the same period of 2001. The net loss for the nine months ended September 30, 2002 was $18.1 million, or a loss of $3.74 per share, on a basic and diluted basis as compared to a net loss of $31.6 million, or a loss of $10.90 per share, for the same period of 2001.

During the nine months ended September 30, 2002, the Company recorded a charge for the impairment of goodwill of $11.4 million relating to DSET's merger with ISPsoft in January 2002. The amount of impairment reflects both the further decline in the Company's stock price and resulting market valuation in recent months and a reassessment of the market outlook for capital equipment and software purchases in the telecommunications industry. Under FAS 142, "Goodwill and Other Intangible Assets", goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. The fair value was determined based on the common stock price and resultant market value of the Company. This charge is non-recurring and does not affect the Company's cash position. This compares to a charge of $730,000 for the impairment of goodwill related to DSET's electronic bonding gateway business in the nine months ended September 30, 2001.

The net loss for the nine months ended September 30, 2002 also included restructuring and other charges of $2.3 million, related to certain severance expenses and expenses related to the abandonment of leasehold improvements, excess computer and office equipment and excess furniture related to the reduction of staff and the closing of additional office space. This compares to $14.1 million of restructuring and other charges in the nine months ended September 30, 2001. The 2002 nine month period also includes a credit of $307,000 to bad debt expense, due to the collection of some previously reserved accounts and an improved outlook for collection of other accounts. During the same nine month period of 2001, the Company recognized a charge to bad debt expense of $987,000.

The weighted average number of basic and diluted common shares outstanding for the first nine months of 2002 and 2001 was 4.8 million and 2.9 million, respectively. The primary difference in the number of shares between the nine months' of 2002 and 2001 is due to the 2.3 million shares issued in connection with the merger with ISPsoft on January 31, 2002.

The Company ended the third quarter with $1.6 million in cash and cash equivalents. This compares to $13.0 million in cash and cash equivalents as of December 31, 2001. The cash utilized in the first nine months included approximately $3.6 million of payments made in conjunction with the ISPsoft merger. In addition, the Company collected $1.4 million for the U.S. income tax refund due to the new tax carry-back provisions of the Job Creation and Worker Assistance Act signed into law on March 9, 2002. The Company also recorded a current receivable in the second quarter of 2002 for additional U.S. income tax refund claims of $449,000 related to those noted above. The Company expects to collect this refund in the fourth quarter of 2002.

Merger Announcement

On November 8, 2002, DSET announced that it had agreed to merge with NE Technologies, Inc. (www.netechinc.com). Under the terms of the merger agreement, all outstanding shares of DSET will be acquired by a newly formed subsidiary of NE Technologies, Inc. for $0.30 per share in cash. This represented an 87.5% premium over the closing price of the Company's Common Stock on November 7, 2002 of $0.16. Certain significant shareholders of DSET have agreed to vote in favor of the transaction.

The transaction must be approved by the Company's shareholders. Completion of the merger is also subject to certain customary closing conditions. It is expected that the shareholders of DSET will be asked to vote on the proposed merger at a meeting to be held within the next 60 days.

Third Quarter Activities

Trials of our IPSource(TM) 2.2.1 product continue with certain major communications service providers. Results so far have been encouraging and we believe we will get favorable consideration in more than one buying decision in the near future. At this point though, it is difficult to predict with any certainty when we may get our first order for this product. We still expect to announce general availability of Release 2 of IPSource(TM) 2.2, which includes further enhancements to our current support of IPSec and other exciting new features, by the end of the year.

Our electronic bonding gateway business continues to make positive contributions to the Company. We continue to find strong interest from both surviving competitive service providers and new entrants to the industry for the value provided by automating this key element of provisioning new telecommunications services.

In order to provide additional value to our gateway customers, we recently announced ezConnector, a new gateway product enabling competitive local exchange providers (CLEC) to streamline the processing of orders with trading partners and improve customer satisfaction. ezConnector integrates DSET's ezPreOrder and ezLocal electronic bonding gateway products in the standalone graphical user interface (GUI) to automate the process of obtaining pre-order information from the Customer Service Record (CSR) and to post that information directly on to the local service request (LSR) order. This eliminates the time-consuming manual steps of retrieving and re-entering data thereby helping to reduce overhead expenses and minimize errors that can delay transactions and lower customer satisfaction. We also introduced ezSupport, a new web-based customer support system that accelerates the delivery of support services to customers.

As we previously announced, in September we were notified by Nasdaq that we were subject to delisting from the Nasdaq SmallCap Market because the Company had not regained compliance with the $1.00 minimum bid price per share requirement set forth in Marketplace Rule 4310(c)(8)(D). We appealed this ruling to the Nasdaq Listing Qualifications Panel and were granted a hearing in late October. To date we have not been informed of the results of this hearing. In the event that we are not able to maintain our listing on the Nasdaq SmallCap market, trading may continue on the Over-the-Counter (OTC) Bulletin Board or other electronic quotation services.

Looking Forward

We will continue to pursue new opportunities to sell our unique IP solutions as we seek to close our first major contract for this product in the near future. We anticipate that our recently announced merger with NE Technologies will demonstrate to our potential customers that we have the stability and staying power to meet their needs far into the future. We expect that the merger will also give our current gateway customers the security of knowing that they will have continuity of support for their critical operations support system products supplied by DSET.

About DSET

DSET Corporation (WWW.DSET.COM) is one of the leading providers of innovative OSS software solutions designed to minimize operational costs and maximize the value of service offerings for telecommunications providers around the world. Since 1989, DSET's field-proven products have been used to build critical global network applications that generate immediate return on investment. DSET's portfolio of industry-leading products include: IPSource(TM), an advanced IP provisioning, activation and configuration platform enabling providers to deploy, modify and manage services quickly, reliably and profitably; and electronic-bonding gateways that allow competitive service providers to exchange information electronically with other telecommunications providers which significantly reduce the time required to provision services and resolve service outages for their customers.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

DSET Corporation plans to file with the SEC and mail to its shareholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about NE Technologies, Inc., NE Technologies Acquisition Corporation, DSET Corporation, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by DSET Corporation and by NE Technologies, Inc. through the web site maintained by the SEC at WWW.SEC.GOV.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement, when available, from DSET by contacting Mr. Bruce M. Crowell, c/o DSET Corporation, 661 Shrewsbury Avenue, Shrewsbury, New Jersey 07702.

NE Technologies and its subsidiary may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. DSET Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding DSET's directors and executive officers is contained in DSET's Form 10-K for the year ended December 31, 2001, as amended, and its proxy statement dated January 3, 2002, which are filed with the SEC. As of October 31, 2002, DSET's directors and executive officers beneficially owned approximately 1,167,979 shares, or 21.1%, of DSET's common stock. In addition, certain additional information regarding the directors and executive officers of DSET is set forth in the Company's Current Report on Form 8-K, filed with the SEC on November 1, 2002. A more complete description will be available in the Proxy Statement.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the proposed transaction between NE Technologies, Inc. and DSET Corporation, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about NE Technologies, Inc. or DSET Corporation, managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the ability to consummate the transaction. NE Technologies, Inc. and DSET Corporation disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.



                                      x x x


DSET Contacts:

Financial: Bruce Crowell, Chief Financial Officer, 732-945-6000, ext.111
           e-mail:  bcrowell@dset.com
                    -----------------

Media Relations: Patricia Beninati, director of marketing, DSET , 732-945-6000, ext. 240 email: pbeninati@dset.com
                 Lorretta Gasper, Wind Rose Communications, 404-459-8878
                 email:  lgasper@mindspring.com
                         ----------------------

DSET and the DSET logo are registered trademarks of DSET Corporation. IPSource is a trademark of DSET Corporation.

All other trademarks are the property of their respective owners.


                                DSET Corporation
                           Consolidated Balance Sheets
                                    (In $000)

                                                                   September 30, 2002         December 31, 2001
                                                                   ------------------         ------------------
                            Assets                                    (unaudited)

Current assets:
   Cash and cash equivalents..................................    $                1,555     $               12,958
   Accounts receivable, net...................................                       560                        824
   Income taxes receivable....................................                       461                          8
   Prepaid licenses...........................................                       920                        935
   Prepaid expenses and other current assets, net.............                       387                        330
                                                                     --------------------       --------------------
     Total current assets.....................................                     3,883                     15,055

Acquired technology, net......................................                     3,467                          -
Fixed assets, net.............................................                     1,550                      2,173
Goodwill, net.................................................                         -                         19
Loans to ISPsoft Inc..........................................                         -                      3,850
Merger and acquisition costs..................................                         -                      1,043
Other assets, net.............................................                       172                        418
                                                                     --------------------       --------------------
     Total assets.............................................    $                9,072     $               22,558
                                                                     ====================       ====================

             Liabilities and Shareholders' Equity

Current liabilities:
   Accounts payable and accrued expenses......................    $                1,556     $                2,460
   Deferred revenues..........................................                     1,398                      2,293
   Accrued restructuring expenses.............................                     1,499                      1,177
   Current portion of notes payable...........................                       819                        494
   Current portion of capital lease obligation................                       162                        138
                                                                     --------------------       --------------------
     Total current liabilities................................                     5,434                      6,562
Long term accrued restructuring expenses......................                       460                      1,021
Deferred rent.................................................                       101                        550
Capital lease obligation......................................                       145                        283
Other liabilities.............................................                         -                         21
                                                                     --------------------       --------------------
     Total liabilities........................................                     6,140                      8,437
                                                                     --------------------       --------------------
Commitments
Shareholders' equity:
   Common stock...............................................                    56,946                     50,138
   Accumulated deficit........................................                   (53,948)                   (35,837)
   Accumulated other comprehensive loss..............................                (22)                       (22)
   Treasury stock, at cost....................................                       (44)                      (158)
                                                                     --------------------       --------------------
                                                                     --------------------       --------------------
     Total shareholders' equity...............................                     2,932                     14,121
                                                                     --------------------       --------------------
     Total liabilities and shareholders' equity...............    $                9,072     $               22,558
                                                                     ====================       ====================


                                DSET Corporation
                       Consolidated Statements of Net Loss
                         (In $000 except per share data)


                                                              Quarter Ended                   Nine Months Ended
                                                     --------------------------------     ---------------------------
                                                                                                September 30,
                                                               September 30,

                                                               2002             2001*            2002            2001*
                                                             Unaudited       Unaudited        Unaudited       Unaudited
                                                             ---------       ---------        ---------       ---------
Revenues:
   License revenues................................  $           154  $           230  $           530  $         2,337
   Service revenues................................            1,244            1,785            3,570            5,710
                                                        -------------    -------------     ------------     ------------
     Total revenues................................            1,398            2,015            4,100            8,047
                                                        -------------    -------------     ------------     ------------

Cost of revenues:
   License revenues................................              200              131              536            1,157
   Service revenues................................              796            1,083            2,710            4,639
                                                        -------------    -------------     ------------     ------------
     Total cost of revenues........................              996            1,214            3,246            5,796
                                                        -------------
                                                                         -------------     ------------     ------------

     Gross profit..................................              402              801              854            2,251
                                                        -------------    -------------     ------------     ------------

Operating expenses:
   Sales and marketing.............................              309            1,303            1,539            5,952
   Research and product development................              755            1,692            2,833            8,595
   General and administrative......................              703            1,115            2,835            4,384
   Bad debt expense (benefit) and other charges....                -                1             (307)             987
   Amortization of goodwill and other intangibles..
                                                        ------------               70                -              273
                                                                   -
   Restructuring and other charges.................                -            4,269            2,250           14,059
   Impairments of goodwill.........................                -              311           11,444              730
                                                        -------------    -------------     ------------     ------------
     Total operating expenses......................            1,767            8,761           20,594           34,980
                                                        -------------    -------------     ------------     ------------

     Operating loss................................           (1,365)          (7,960)         (19,740)         (32,729)

Interest expense and other income (expense)........             (212)             51              (289)             (26)
Interest income....................................               17             469                83            1,363
                                                        -------------    -------------     ------------     ------------
Loss before taxes..................................           (1,560)          (7,440)         (19,946)         (31,392)
Provision (benefit) for income taxes...............                -              125           (1,835)             252
                                                        -------------    -------------     ------------     ------------
Net loss...........................................  $        (1,560) $        (7,565) $       (18,111) $       (31,644)
                                                        =============    =============
                                                                                           ============     ============

Net loss per common share-basic and diluted........
                                                     $         (0.30) $         (2.61) $         (3.74) $        (10.90)
                                                        =============    =============
                                                                                           ============     ============
Weighted average number of common shares
   outstanding and common equivalent shares
   outstanding.....................................            5,147            2,895            4,845            2,903
                                                        =============    =============     ============     ============

*   Certain amounts have been reclassified for comparative purposes